                                                                    EXHIBIT 10.6

================================================================================

                             SHAREHOLDERS AGREEMENT

                                      Among

                               PRESIDENT OF INDIA

                                       And

                   STERLITE OPPORTUNITIES AND VENTURES LIMITED

                                  April 4, 2002

================================================================================

                                TABLE OF CONTENTS

RECITALS                                                                       1
ARTICLE 1                                                                      1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION                                   1
ARTICLE 2                                                                      7
EFFECTIVE DATE, PURPOSE AND SCOPE                                              7
ARTICLE 3                                                                      8
EQUITY PARTICIPATION AND ADDITONAL CAPITAL                                     8
ARTICLE 4                                                                     12
MANAGEMENT OF THE COMPANY                                                     12
ARTICLE 5                                                                     18
DEALING WITH SHARES                                                           18
ARTICLE 6                                                                     27
REPRESENTATIONS AND WARRANTIES                                                27
ARTICLE 7                                                                     30
INDEMNIFICATION AND CONFIDENTIALITY                                           30
ARTICLE 8                                                                     32
GOOD FAITH                                                                    32
ARTICLE 9                                                                     32
MISCELLANEOUS                                                                 32
SCHEDULE 1.1                                                                  38
VALUATION                                                                     38
SCHEDULE 1.2                                                                  40
VOLUNTARY REIREMENT SCHEME                                                    40
SCHEDULE 4.5                                                                  51
MATTERS REQUIRING SPECIAL CONSENT                                             51
SCHEDULE 6.1.3                                                                53
LIST OF INDEPENDENT EXPERTS                                                   53
SCHEDULE 9.1                                                                  54
ARBITRATION PROCEDURE                                                         54

                             SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT is made and entered into on this 4th day of April, 2002.

BY AND BETWEEN

THE PRESIDENT OF INDIA, acting through and represented by the Joint Secretary, Ministry of Coal and Mines, Department of Mines of the Government of India (hereinafter referred to as the "GOVERNMENT");

And

STERLITE OPPORTUNITIES AND VENTURES LIMITED, a company duly incorporated and existing under the provisions of the Act (as defined hereinafter)/laws of India with its registered/principal offices at 91-92, Maker Chambers III, Nariman Point, Mumbai 400021 (hereinafter referred to as the "STRATEGIC PARTNER" or "PURCHASER" or the "SP" which expressions shall include its successors, Affiliates (as defined hereinafter), permitted assigns and liquidators);

RECITALS

WHEREAS

A. The Company is engaged in a business that, among others, involves mineral exploration, development, production and marketing of mineral products.

B. The authorized share capital of the Company is Rs.500,00,00,000 (Rupees Five Hundred Crores Only) divided into 50,00,00,000 (Fifty Crores Only) Shares of Rs.10/- each.

C. The Share Capital of the Company is Rs. 422,53,19,000 (Rupees Four Hundred and Twenty Two Crores Fifty Three Lacs Nineteen Thousand Only) divided into 42,25,31,900 (Forty Two Crores Twenty Five Lacs Thirty One Thousand Nine Hundred Only) Shares of Rs.10/- each.

D. The Government is the beneficial and registered owner of 32,07,93,840 (Thirty Two Crores Seven Lacs Ninety Three Thousand Eight Hundred and Forty only) Shares constituting 75.92% of the Share Capital of the Company.

E. The SP, the Company and the Government are parties to an agreement of even date whereby the

          Government has, subject to the terms and conditions stated therein, agreed to sell to the SP, and the SP has agreed to purchase from the Government, 10,98,58,294 (Ten Crores Ninety Eight Lacs Fifty Eight Thousand Two Hundred Ninety Four only) Shares constituting 26% of the Share Capital of the Company (such shares, the "PURCHASE SHARES", and such agreement, the "SHARE PURCHASE AGREEMENT") which Purchase Shares are held by the Government in a dematerialized form.

     F. The Parties have entered into this Agreement to record their agreement as to the manner in which the Company's affairs shall be conducted after the SP acquires the Purchase Shares from the Government and set out certain rights and obligations with respect to their ownership, directly and indirectly, of the equity shares of the Company.

     G. Subject to Clause 6.1.2 (b) and (c) the Parties envision that all Employees of the Company on the date hereof will continue in the employment of the Company.

     H. The SP recognises that the Government in relation to its employment policies follows certain principles for the benefit of the members of the Scheduled Caste/Schedules Tribes, physically handicapped persons and other socially disadvantaged categories of the society. The SP shall use its best efforts to cause the Company to provide adequate job opportunities for such persons. Further, in the event of any reduction in the strength of the Employees of the Company, the SP shall use its best efforts to ensure that the physically handicapped persons. Scheduled Castes/Scheduled Tribes are retrenched at the end.

     I. The Government, as a significant shareholder of the Company shall extend reasonable co-operation to the Company to facilitate the conduct of the business of the Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this Agreement and other good and valuable consideration (the adequacy of which are hereby mutually acknowledged) each of the Parties hereto hereby agree as follows:

                                    ARTICLE 1

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1  DEFINITIONS.

In addition to the terms defined in the introduction to and the text of this Agreement, wherever used in this Agreement, the following words and terms shall have the meanings set out below:

"ACT" means the Companies Act, 1956, as applicable in India, as now enacted or as the same may from time to time be amended, re-enacted or replaced.

"AFFILIATE" means, with respect to any Party, any Person which is a holding company or subsidiary of such Party, or any Person which, directly or indirectly, (a) Controls such Party, (b) is Controlled by such Party, (c) is Controlled by the same Person who, directly or indirectly, Controls such Party, or (d) is a subsidiary of the same Person of which the Party is a subsidiary. For the purpose of this Agreement, the terms "holding company" and "subsidiary" shall have the meanings ascribed to them under Section 4 of the Act. Provided, however, that in no event shall the Company be deemed to be an Affiliate of either the Government or the SP.

"AGREEMENT" means this Shareholders Agreement and all attached schedules and all instruments supplemental to or in amendment or confirmation of this Agreement entered into by the Parties in writing.

"ARTICLES OF ASSOCIATION" means the articles of association of the Company.

"BOARD" means the board of directors of the Company.

"BUSINESS DAY" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in New Delhi are open for business during normal banking hours.

"COMPANY" shall mean Hindustan Zinc Limited, a public limited company duly incorporated and existing under the provision of the Companies Act, 1956, as amended, with its registered office at Yashad Bhawan, Udaipur - 313004, Rajasthan, India.

"CONTROL" shall mean:

     a)   control over the composition of board of directors of a company; or

     b)   control of at least 51% of the share capital of a company.

"DEED OF ADHERENCE" means a deed to be executed by any Third Party under Clauses 3.2(c) and (d), Clause 5.4(e) and Clause 5.6(a) of this Agreement.

"EMPLOYEES" shall mean Persons who are, as of the Closing Date, in the employment of the Company and shall include workmen, managers and supervisors, but shall exclude the directors on the the Board.

"EVENT OF BANKRUPTCY" in respect of a Person (other than the Government) means the first of any of the following to occur:

     i. if the Person make an assignment for the benefit of creditors in relation to bankruptcy or insolvency law; or

     ii. if a Provisional or Official Liquidator or Receiver is appointed in relation to any Person by an appropriate court under any applicable Law; or

     iii. if the Person avails itself of the benefit of any other insolvency or bankruptcy legislation, or proposes or enters into composition with its creditors, or in relation to any bankruptcy or insolvency proceedings, seeks dimunition of debt due with its creditors, or seeks immunity from winding up, or seeks a sale in execution of a decree or otherwise or by distress, warrant or attachment or pursuant to appointment of a Receiver, or seeks suspension of proceedings by notification or otherwise, under any relief Laws as applicable in India; or

     iv. if the Person applies to an appropriate court for voluntary liquidation under any applicable Law.

Provided that any liquidation and dissolution pursuant to merger, demerger, amalgamation, reorganisation or other restructuring, by itself, of a Person in accordance with Law shall not be construed as an Event of Bankruptcy.

"EVENT OF DEFAULT" means the occurrence of any one or more of the following events:

    (a) a material breach by the SP of any of its representations and warranties in this Agreement, obligations in this Agreement and/or covenants in this Agreement or a default in compliance with the terms and conditions of this Agreement.

    (b) a material breach by the Government of any of its representations and warranties in this Agreement, obligations in this Agreement and/or covenants in this Agreement or a default in compliance with the terms and conditions of this Agreement.

"FAIR MARKET VALUE" shall mean the value of the relevant Shares as on the date of notice under the relevant provisions in this Agreement, as determined by an independent valuer in accordance with Schedule 1.1.

"INDEPENDENT DIRECTORS" shall have the meaning ascribed to it in the standard form listing agreement prescribed by the SEBI.

"MARKET VALUE" means the weighted average of the weekly high and low of the closing price of the Shares, as quoted on the stock exchange where the Shares are most frequently traded, during the 26 weeks preceding the date of the notice by either Party, for the sales or purchase of all or any Shares by the other Party, that requires the determination of Market Value under the terms of this Agreement. Provided that in the event that the Company is delisted, Market Value shall mean the value as determined by an independent valuer under Schedule 1.1.

"MAXIMUM BENEFIT" shall mean employee benefits which are the highest of (a) the terms of the voluntary retirement scheme as provided by the Department of Public Enterprises guidelines dated May 5, 2000, as modified by the Office Memorandum dated November 6, 2001 bearing reference number 2(32)/97-DPE(WC)/GL-LVI of the Department of Public Enterprise, Ministry of Heavy Industries and Public Enterprises, Government of India (b) the terms of the latest voluntary retirement scheme(s) approved for implementation by the Company dated September 29, 2001 and as detailed in Schedule 1.2 for all Employees or (c) the benefits available to an Employee under applicable Law.

"PARTIES" means, collectively, the Government and the SP and any other Person which becomes a party to this Agreement, and "PARTY" means any one of them.

"PERSON" includes any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organisation, trust, body corporate and a natural person in his capacity as trustee, executor, administrator, or other legal representative.

"PRINCIPAL" means a Person or Persons who control(s) the SP, provided however, that where the Principal is a body corporate, that is approved in writing by the Government, it shall not include the directors, shareholders or employees of the Principal.

"SHAREHOLDERS" means the Government and the SP as well as such other Persons as may become Parties to this Agreement as an equity shareholder of the Company, collectively, and "SHAREHOLDER" means any one of such Parties individually.

"SHARES" means equity shares of the Company.

"THIRD PARTY" means any Person that is not a Party to this Agreement.

1.2  CERTAIN RULES OF INTERPRETATION IN THIS AGREEMENT.

     a) The descriptive headings of Articles and Clauses are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content thereof and shall not be used to interpret the provisions of this Agreement.

     b) The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to any Person or Persons or circumstances as the context otherwise permits.

     c) The terms "hereof", "herein", "hereto", "hereunder" or similar expressions used in this Agreement mean and refer to this Agreement and not to any particular Article or Clause of this Agreement. The terms "Article" and "Clause" mean and refer to the Article and Clause of this Agreement so specified.

     d) Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following, if the last day of such period is not a Business Day, and whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment be made or action taken on the next Business Day following.

     e) Nothwithstanding anything contained in this Agreement, any time limits specified in any provision of this Agreement, within which either Party is required to perform any obligations or complete any activity, shall be extended by such period as may be required to comply with any requirement of Law, provided that the Party that is required to comply with such Law shall act in good faith and take all necessary steps to ensure compliance with such Laws within the minimum possible time.

     f) All capitalized words and expressions used in this Agreement, but not defined herein shall have the same meaning ascribed to them in the Share Purchase Agreement.

     g) The damages payable by any Party to the other of them as set forth in this Agreement, are intended to be genuine pre-estimated loss and damage likely to be suffered and incurred by the Party entitled to receive the same and are not by way of penalty or liquidated damages.

     h) The schedules annexed to this Agreement, form an integral part of this Agreement.

                                    ARTICLE 2

                        EFFECTIVE DATE, PURPOSE AND SCOPE

2.1  EFFECTIVE DATE

     This Agreement shall come into force from and after the Closing Date.

2.2  COMPLIANCE WITH AGREEMENT

     Each Shareholder, being a Party to this Agreement, agrees, at all times, to vote and act as a shareholder of the Company to fulfill the provisions of this Agreement and in all other respects to comply with and use all reasonable efforts to comply with and to cause the Company to comply with, this Agreement. Each Shareholder shall, at all times, cause its respective nominee(s) as director(s) of the Company to act in accordance with this Agreement, amend the Articles of Association to conform to this Agreement, and cause the Company to adopt such amended Articles of Association through the passage of appropriate Board and Shareholder's resolutions and take other actions as required under Law in this regard.

2.3  CONTINUOUS LISTING OF THE COMPANY

     The SP shall undertake best efforts to cause the Company to maintain the minimum public shareholding required for continuous listing of the Company at the stock exchanges at which it was listed immediately prior to Closing. The SP further undertakes that it shall cause the Company to comply with all other terms and conditions (including without limitation, listing agreement, SEBI guidelines and other applicable Law), other than the requirement for a minimum public shareholding as provided above.

2.4  COMPLIANCE WITH LAWS

     In carrying out the obligations specified herein, the Parties shall comply with all applicable Laws.

                                    ARTICLE 3

                   EQUITY PARTICIPATION AND ADDITIONAL CAPITAL

3.1  EQUITY PARTICIPATION

     (a) The Government represents and warrants to the SP that upon the occurrence of the Closing, the Shareholder's respective equity shareholding in the Company, excluding any Shares that the SP may have acquired from any other Person before the Closing Date shall be as follows:

SHAREHOLDER   NUMBER OF EQUITY SHARES   PERCENTAGE OF TOTAL SHARE CAPITAL
-----------   -----------------------   ---------------------------------
Government          21,09,35,546                      49.92%
SP                  10,98,58,294                         26%

     (b) Upon the occurrence of Closing, the Shareholders' respective equity shareholding in the Company, including any Shares that the SP may have acquired from any other Person before the Closing Date, are as follows:

SHAREHOLDER   NUMBER OF EQUITY SHARES   PERCENTAGE OF TOTAL SHARE CAPITAL
-----------   -----------------------   ---------------------------------
Government          21,09,35,546                      49.92%
SP                  10,98,58,294                         26%

3.2  ADDITIONAL CAPITAL

     (a) Notwithstanding any other provision of this Agreement, if the Board, in exercise of good faith and in its reasonable judgement, determines that the Company requires additional funds, the Board may request, by issuance of a notice (the "FUNDING NOTICE") to all the shareholders of the Company, to contribute, within 90 (ninety) Business Days after the issuance of the Funding Notice (the "FUNDING PERIOD"), additional capital to the Company, on a pro rated basis upon the number of Shares of the Company then held by such shareholders, by way of subscription for additional Shares in accordance with Section 81(1) of the Act or provide a loan to the Company, as determined by the Board and set forth in the Funding Notice.

     (b) If additional capital is to be contributed pursuant to Sub-Clause 3.2(a) by way of subscription for additional Shares of the Company, then the subscription price for each such additional Shares shall be determined by the Board and set out in the Funding Notice. The SP shall cause the Company to, promptly upon the receipt of such subscription price, issue to its shareholders the appropriate number of Shares based upon the payment received from each such shareholder. Such Shares shall rank pari passu with the existing Shares in all respects except for the purpose of dividend that shall be pro rated to the period for which such newly issued Shares are in existence.

     (c) If any offer to shareholders to subscribe for Shares of the Company made pursuant to Clause 3.2(a) (such offer, the "RIGHT") includes a right to renounce the Right in favour of any Third Party, then, no Shareholder shall renounce such Right in favour of any such Third Party (other than an Affiliate of the renouncing Shareholder) without first giving the other Shareholder a reasonable opportunity to acquire such Right, either directly or through its nominee, on the terms and conditions that are not less favourable to the terms and conditions on which such Right is proposed to be renounced in favour of any such Third Party (other than an Affiliate of the renouncing Shareholder). The Person in whose favour the Right is renounced shall execute a Deed of Adherence undertaking to adhere to the terms and conditions of this Agreement prior to becoming a shareholder in the Company.

     (d) Any Person other than a Party hereto, which acquires any Shares pursuant to Clause 3.2(c), shall execute a Deed of Adherence undertaking to adhere to the terms and conditions of this Agreement. The rights of such Person shall be determined in the following manner:

          i) In the event that the non-renouncing Shareholder exercises its option to cause its nominee to acquire the Right, such non-renouncing Shareholder shall exercise all the rights and privileges on behalf of such nominee and shall be responsible for all the duties and obligations of such nominee under the terms of this Agreement. The rights of the non-renouncing Shareholder and such nominee shall be the rights available to the non-renouncing Shareholder under this Agreement and no additional right shall accrue to or be available to the non-renouncing Shareholder or the nominee.

          ii) In the event that the non-renouncing Shareholder does not exercise its option to acquire or cause its nominee to acquire the Right and the renouncing Shareholder offers the Right to a Third Party, such renouncing Shareholder shall exercise all the rights and privileges on behalf of such Third Party and shall be responsible for all the duties and obligations of such Third Party under the terms of this Agreement. The rights of the renouncing Shareholder and such Third Party shall be the rights available to the renouncing Shareholder under this Agreement and no additional right shall accrue to or be available to the renouncing Shareholder or the Third Party.

     (e) For the avoidance of doubt, under no circumstances shall a failure to provide funds by a Shareholder pursuant to a Funding Notice be considered to be a default by such Shareholder under this Agreement or make such Shareholder in any way liable for the payment of such funds.

3.3  GOVERNMENT'S PUT OPTION

     (a) Notwithstanding anything contained in Clause 3.2, no issue of Shares including, without limitation any issue by way of Rights, or any other instrument, including without limitation, preference shares, debentures, warrants, that are capable of being converted into Shares, which issue may result in dilution of the Government's shareholding to below 26% of the Share Capital, ("PROPOSAL OF DILUTION") whether at the time of issue of Shares or other instrument or at the time of conversion of Shares or other instrument or at any other time, shall be approved at any Board or general meeting of the Company without an affirmative vote of a nominee director/authorized representative of the Government present at such meeting under Clause 4.5 read with
          Schedule 4.5 of this Agreement.

     (b) At any meeting where a Proposal for Dilution is proposed to be approved, the Government, in the event that it has determined that it would not subscribe to the Shares or other instruments being issued pursuant to the Proposal of Dilution, may at its option:

          i) without its approval to such Proposal of Dilution, in which event the Proposal of Dilution shall be deemed to have been rejected by the Board or the shareholders as the case may be; or

          ii)  grant its affirmative vote to the Proposal of Dilution.

     (c) In the event that the Government grants its affirmative vote pursuant to Clause 3.3(b)(ii) and the issue of Shares or other instrument constituting the Proposal for Dilution is subscribed to the extent that the Government's shareholding would be diluted below 26% of the Share Capital upon the allotment of such Shares or instrument, then the Government may, within a period of 30 days from the allotment of such Shares or instrument issue a notice (the "PUT NOTICE") to the SP requiring the SP to purchase (the "PUT OPTION") all, but not less than all the Shares then held by the Government ("PUT SHARES").

     (d) In the event that the Government issues a Put Notice pursuant to Clause 3.3(c), the SP shall be under an obligation to pay the Put Shares within 30 (Thirty) days of the determination of the price for the sale and purchase of the Put Shares, in accordance with Sub-Clause 3.3(e) (the"PUT PRICE").

     (e)  The Put Price shall be the Fair Market Value of the Shares.

     (f) Upon the issuance of the Put Notice by the Government to the SP, the Government shall not be entitled to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber the Put Shares till the expiry of the period specified in Sub-Clause 3.3(d).

     (g) Upon the issuance of the Put Notice by the Government, the SP shall be under an obligation to complete the purchase of the Put Shares within the period specified in Sub-Clause 3.3(d) and failure of the SP to purchase the Put Shares in accordance with this Clause 3.3 shall be deemed to be an Event of Default by the SP under Clause 5.7.

     (h) For the avoidance of doubt, the non-exercise of the Put Option pursuant to a Proposal of Dilution shall not dispense the requirement of an affirmative vote of the nominee director/authorized representative of the Government to such Proposal of Dilution as required under the provisions of Clause 4.5 read with Schedule 4.5.

3.4  ADDITIONAL SHARES IN CORPORATE SHAREHOLDERS

The SP shall not issue any additional shares or securities to any Person other than the Principal, if after the issue of such shares or securities or the conversion into voting securities of any convertible securities, the SP would no longer be Controlled by the Principal.

3.5  ADHERENCE BY AFFILIATES

     In the event that any of the Affiliate(s) of the SP becomes a shareholder of the Company, whether pursuant to a renunciation of a Right pursuant to Clause 3.2 or otherwise, such Affiliate of the SP shall cause compliance in accordance with Clause 5.6 of this Agreement.

3.6  ACQUISITION OF ADDITIONAL SHARES BY THE GOVERNMENT

     The Government hereby undertakes that the Government shall not, through purchase of additional Shares from a Third Party or by way of subscription to any portion of a rights issue that remains unsubscribed by a Third Party, acquire any additional Shares of the Company, if such acquisition of additional Shares, results in the Company falling within the meaning of a 'government company' as defined in Section 617 of the Act.


                                    ARTICLE 4

                            MANAGEMENT OF THE COMPANY

4.1  BOARD OF DIRECTORS

     (a) The Parties agree that, immediately after the sale and purchase of the Purchase Shares between the Government and the SP, with effect from the Closing Date the Board shall comprise of 11 (eleven) directors. On the Closing Date, the SP shall have the right to nominate 6 (six) directors ("PURCHASER NOMINEE DIRECTORS"), including the managing director of the Company ("MANAGING DIRECTOR"). The Government shall have the right to nominate the remaining 5 (five) directors ("GOVERNMENT NOMINEE DIRECTORS"), who shall all be non-executive Directors of the Company.

     (b) So long as the SP, directly or indirectly through its Affiliates, continues to hold at least 26% of the Share Capital, the SP shall have the right to appoint such number of Purchaser Nominee Directors that are at least one more than the total number of the Government Nominee Directors and/or any nominee directors of any other Person.

     (c) The Parties agree that, so long as the SP holds at least 26% of the Share Capital:

          (i) the SP shall have the right to appoint one of the Purchase Nominee Directors as the Managing Director; and

          (ii) the SP shall, subject to applicable Laws, have the right to appoint such number of whole time directors on the Board, from amongst the Purchaser Nominee Directors, as it may deem appropriate.

     (d)  Provided that:

               i) till such time that the Government holds at least 26% of the Share Capital, the Government shall have the right to appoint at least 5 (five) Government Nominee Directors;

               ii) throughout the term of this Agreement, the Government shall have the right to appoint at least 1 (one) Government Nominee Director.

     (e) Notwithstanding anything to the contrary in sub-clause 4.1(a) and 4.1(d)(i), the Parties agree that, in the event that the Company is required to have any Independent Directors on its Board, in pursuance of any applicable Law, including without limitation, any regulations of the SEBI, then subject to the Government at all times during the terms of this Agreement having the right to appoint at least one director as per Sub-Clause 4.1(d)(ii), the Parties shall:

          (i) either increase the total number of directors on the Board so as to appoint such number of independent directors in terms of such applicable Law; or

          (ii) cause such number of their nominee directors appointed under Sub-Clause 4.1(a), to resign, in proportion to the number of directors that each of them are entitled to appoint under Sub-Clause 4.1(a) so as to cause the Company to comply with the terms of such applicable Law. In so far as permissible, such Independent Directors shall be nominated by the Parties to give effect to the provisions of Sub-Clauses 4.1(a) and (b).

     (f) The Chairperson of the Board shall be from among the Government Nominee Directors till such time as the SP holds less than 51% of the Share Capital. In the event that the SP holds 51% or more of the Share Capital, the Chairperson of the Board shall be nominated by the Board.

     (g) Both the Government and the SP shall exercise their voting rights in relation to the Shares held by them so that the Board functions in accordance with this Agreement.

     (h)  The Chairperson shall not have a casting vote.

     (i) In the event that none of the Government Nominee Directors is present at any Board meeting, the directors present shall nominate a chairperson from among themselves for the purposes of that meeting.

4.2  REMOVAL AND REPLACEMENT OF NOMINEES

     The Government and the SP shall be entitled to remove any director nominated by them by notice to such Director and the other Parties. Any vacancy occurring on the Board including by reason of the death, disqualification, inability to act shall be filled by the Party whose nominee was so affected so as to maintain a Board that is consistent with the provisions of Clause 4.1.

4.3  MEETING OF BOARD

     The Board shall meet at least once every calendar quarter period during the term of this Agreement, and in the event that a meeting of the Board is not held during any such quarter period, any director may call a meeting of the Board on 48 hours prior notice in writing to the other directors.

4.4  QUORUM

     a) The quorum requirements for the Board and shareholders' meeting of the Company shall be governed by the provisions of the Act and the SP shall ensure that the Government is given reasonable notice of all such meeting in a timely manner.

     b) Notwithstanding anything to the contrary in Sub-Clause 4.4(a) above, the presence of at least one nominee Director/authorized representative each of the Government and the SP shall be necessary to constitute quorum for any Board or shareholders' meeting, as the case may be, in which a resolution for any of the matters specified in
          Schedule 4.5 is to be passed, and a notice of not less than 7 (seven) days shall be given to the Government and the SP for any such meeting, unless the Government and the SP agree to a shorter notice in writing. Provided that the presence of any Government Nominee Director/authorized representative of the Government under this Sub-clause 4.4 (b) shall not be required in the event that the Government shareholding in the Company falls below 26% of the Share

          Capital, unless the Board or shareholders' meeting involves any matter related to items 11, 17, 18, 23 and 25 of Schedule 4.5

     c) In the event that no nominee director or authorized representative of either the Government or the SP is present at a meeting referred to in sub-clause 4.4 (b) above, such meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such later day as may be notified to the Government or the SP as the case may be.

     d) In the event that no nominee director or authorized representative of the same Shareholder, whose nominee director/authorized representative was not present in the meeting referred to in sub-clause 4.4(b), is present at the adjourned meeting referred to in sub-clause 4.4(c) above, such meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such later day as may be notified to such Shareholder.

     e) Notwithstanding anything to the contrary in sub-clause 4.4(b) above, in the even that no nominee director/authorized representative of the same Shareholder, whose nominee director/authorized representative was not present in the meetings referred to in sub-clauses 4.4(b) and 4.4(c), is present at the adjourned meeting referred to in sub-clause 4.4(d), it shall be deemed that the presence of the nominee director/authorized representatives of such Shareholder is not required for such meeting and the directors/shareholders present at such adjourned Board/general meeting shall be entitled to proceed with the items on the agenda in such manner as they deem fit even though such items may be relating to matters listed in Schedule 4.5

4.5  AFFIRMATIVE VOTING RIGHTS

     (a) Notwithstanding any other provision of this Agreement or otherwise permitted or provided under the Act, no obligation of the Company or any of its subsidiaries, shall be entered into, no decision shall be made and no action shall be taken by or with respect to the Company or any of its subsidiaries in relation to the matters identified in
          Schedule 4.5, unless such obligation, decision or action, as the case may be, is approved:

          (i) if at any meeting of the Company's shareholders duly called for the purpose of considering such obligations, decision or action, then subject to Sub-clause 4.4(e) of this Agreement by the affirmative vote of both the Government and the SP cast at such meeting;

          (ii) if at any meeting of the Board, then subject to Sub-clause 4.4(e) of this Agreement, by an affirmative vote of at least one Government Nominee Director and one Purchaser Nominee Director.

          Provided that the affirmative vote of the Government or the Government Nominee Director shall not be required in relation to the matters identified in Schedule 4.5 in the event that the Government shareholding in the Company falls below 26% of the Share Capital, unless the Board or shareholders' meeting involves any matter related to items 11, 17, 18, 23 and 25 of Schedule 4.5.

     (b) The grant of approval by the Government to any matter provided in Sub-Clause 4.5(a) resolution shall be valid for a period of 3 (three) months from the date of shareholders' meeting or Board meeting, as the case may be, or such other period as may be prescribed by the Government as a condition of the grant of its approval, at the expiry of which period, such approval shall be deemed to have lapsed and thereafter, fresh approval of the Government as provided in Sub-Clause 4.5(a) would be required.

     (c) The SP agrees that it shall cause each Affiliate or Third Party, to which any Share(s) are transferred by the SP, and each nominee of the SP to whom any Share(s) are issued under Sub-Clause 3.2(c), to execute a Deed of Adherence undertaking to adhere to the rights and obligations of the SP in this Agreement. Further, the SP agrees that, notwithstanding any, transfer of Shares by the SP to any of its Affiliates or to any Third Party, or issue of Share(s) to any nominee of the SP, under Sub-Clause 3.2(c), the SP shall exercise shall the rights, including the voting rights under this Clause 4.5, and the right to appoint nominee directors under Clause 4.1, on behalf of such Affiliate, Third Party or nominee.

4.6  VOTING ARRANGEMENTS

     Till such time that the shareholding of the SP in the Company is less than 50% of the Share Capital, the Government or any other entity nominated by it shall, excepting in relation to such matters as are listed in Schedule
     4.5 and such matters that require a special resolution under the provisions of the Act, at all shareholders' meeting of the Company, exercise the voting rights attached to the Shares of the Company held by the Government in the manner directed in writing by the SP. For purposes of clarity and avoidance of doubt, on any resolution that directly or indirectly relates to matters specified in
     Schedule 4.5 or such matters that require a special resolution under the provisions of the Act, the Government shall be free to exercise the voting rights attached to the Shares held by it in the manner it deems fit.

4.7  MANAGING DIRECTOR

     (a) Throughout the term of this Agreement, the Company shall have a Managing Director appointed by the Board in accordance with Sub-Clause 4.1(c)(i).

     (b) The Managing Director shall be a member of the Board and shall manage the daily operations of the Company.

     (c) The term of the office of the Managing Director shall be determined by a resolution of the Board.

     (d) At each quarterly meeting of the Board, unless waived in writing, prior to such meeting of the Board, by at least 1 (one) Purchaser Nominee Director and 1 (one) Government Nominee Director, the Managing Director of the Company shall report duly to the Board with respect to the current status of the operations of the Company and with respect to all major developments or planned action involving the Company, and shall present to the meeting, the complete current financial information with respect to the Company.

     (e) The Managing Director shall function under the supervision, control and direction of the Board and shall, subject to such supervision, control and direction, have the authority to manage the business operations of the Company.

     (f) The powers and duties of the Managing Director shall include the powers and duties to:

          (i) incur capital expenditure which has been previously approved by the Board and any other operational expenditure.

          (ii) appoint and terminate any buyers, suppliers, ancillaries, franchisees and distributors;

          (ii) appoint, retrench and/or dismiss Employees, consultants and contract labour of the Company, subject to Clause 6.1.2 and other applicable provisions of this Agreement, the applicable staff regulations, the standing orders of the Company and applicable Law;

          (iv) make decisions regarding the marketing of the Company's products, including fixing the price, margins, discounts and determining the advertisement policy and budgets;

          (v) make operational decisions regarding the quality and product constituents for the customers; and

          (vi) take such actions or execute such contracts on behalf of the Company that are in the ordinary course of business of the Company, except as specified in Schedule 4.5.

     Provided however that the powers and duties of the Managing Director under this Sub-Clause 4.7(f) shall not include any matters specified in Schedule
     4.5 of this Agreement.

                                    ARTICLE 5

                               DEALING WITH SHARES

5.1  RESTRICTIONS ON TRANSFER OF SHARES

     (a) The SP shall not, for a period of 3 (three) years from Closing Date, directly or indirectly, sell, or transfer or in any other way dispose ("TRANSFER") any Purchase Shares or the legal or beneficial ownership of Purchase Shares or any of its rights or obligations under this Agreement, to any Person.

     (b) The Government shall not, from the date hereof till the expiry of a period of 18 (eighteen) months from the Closing Date or the expiry of the Call Period in the event of exercise of call option by the SP under Clause 5.8, whichever is earlier, sell (other than pursuant to exercise of its put option under Clause 3.3 or pursuant to any offer to purchase by the SP, except the public offer pursuant to the purchase of the Purchase Shares) any of the Called Shares (as defined hereinafter).

5.2  PLEDGE OF SHARES

     Subject to the terms of the NDA, the SP may pledge, charge or mortgage any Purchase Shares for supporting any financial arrangements, provided it gives a written notice to the Government, at least 15 (fifteen) days prior to the creation of any such pledge, charge or mortgage, specifying the identity of the Person in whose favour the SP proposes to pledge, charge or mortgage any Purchase Shares and the material terms and conditions concerning such pledge, charge or mortgage. Similarly, the Government may pledge, charge or mortgage any Shares held by it, provided it gives a written notice to the SP, at least 15 (fifteen) days prior to the creation of any such pledge, charge or mortgage, specifying the identity of the Person in whose favour the Government proposes to pledge, charge or mortgage any Shares held by it and the material terms and conditions concerning the creation of such pledge, charge or mortgage.

5.3  NOTICE OF RESTRICTIONS

     (a) If any Shareholder holds any Shares in the physical form, and in the event that any or all of the Purchase Shares held by the SP are rematerialized (the "REMATERIALISED SHARES") prior to the expiry of 3 (three) years from the Closing Date, each share certificate of the Company in respect of such Shares of the Company held by any Shareholder in the physical form and the Rematerialised Shares, shall bear the following legend either as an endorsement or on the face of such share certificate:

          "THIS CERTIFICATE AND THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF THE SHARE PURCHASE AGREEMENT BY AND AMONG THE PRESIDENT OF INDIA, STERLITE OPPORTUNITIES AND VENTURES LIMITED AND HINDUSTAN ZINC LIMITED, AND THE SHAREHOLDERS AGREEMENT BY AND AMONG THE PRESIDENT OF INDIA AND STERLITE OPPORTUNITIES AND VENTURES LIMITED, BOTH OF WHICH ARE DATED APRIL 4, 2002, , COPIES OF WHICH ARE ON FILE AT THE CORPORATE OFFICE OF THE COMPANY. SUCH SHAREHOLDERS AGREEMENT, AMONG OTHER THINGS, IMPOSES VARIOUS RESTRICTIONS ON THE TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT, PLACEMENT IN TRUST (VOTING OR OTHERWISE), OR OTHER ENCUMBRANCE OR DISPOSAL OF AN INTEREST IN, DIRECTLY OR INDIRECTLY AND WHETHER OR NOT VOLUNTARILY, BY OPERATION OF LAW OR OTHERWISE, OF THE COMPANY'S EQUITY SHARES, PAR VALUE Rs. 10/ PER
          SHARE (THE "EQUITY SHARES"), AND GRANTS TO CERTAIN SHAREHOLDERS OF THE COMPANY CERTAIN OPTIONS TO PURCHASE AND SELL THE EQUITY SHARES.

          THE ABOVE LEGEND SHALL BE VALID FOR A PERIOD COMMENCING FROM April 11, 2002 (date of Closing) till April 10, 2005 (three years from date of closing) AND SHALL BE DEEMED TO HAVE AUTOMATICALLY LAPSED UPON THE EXPIRY OF THREE YEARS FROM THE CLOSING DATE OR THE EXPIRY OF THE SHAREHOLDERS AGREEMENT, WHICHEVER IS EARLIER."

     (b) Upon the expiry of 3 (three) years from Closing Date, the Shareholders shall have the right to submit the share certificate for the Rematerialised Shares and any Shares held by any Shareholder in the physical form, if any, bearing the legend to the Company and seek the substitution by a new share certificate without the legend.

5.4  RIGHT OF FIRST REFUSAL

     (a) Subject to Sub-Clause 5.1 (b), if the Government desires to sell all or any of the Shares held by it, or, subject to Sub-Clause 5.1 (a), if the SP desires to sell all or any of the Purchase Shares, or any other Shares acquired pursuant to Clause 3.2, Clause 3.3 and/or Article 5, the Government or the SP, as the case may be, (the "OFFEROR") shall first offer (the "OFFER" for the purposes of this Clause 5.4) to sell such Shares to the other Shareholder (the "OTHER SHAREHOLDER"). The Offeror shall send a notice of the Offer (the "SALE NOTICE") to the Other Shareholder irrevocably offering to sell the Offer Shares, for cash, to the Other Shareholder.

     (b) The Sale Notice shall clearly stipulate among other things, the number of Shares that the Offeror desires to sell (the "OFFER SHARES"), the price at which the Offeror proposes to sell the Offer Shares (the "OFFER PRICE"), details of any willing Third Party buyer, if any and other terms and conditions of the sale.

     (c) Upon the Sale Notice being given, the Other Shareholder shall have the right, exercisable at its sole discretion, to purchase all, but not less than all, of the Offer Shares.

     (d) Within 30 Business Days of the Sale Notice (the "OFFER PERIOD"), the Other Shareholder may give to the Offeror, a notice in writing accepting the offer contained in the Sale Notice (an "ACCEPTANCE NOTICE"). If the Acceptance Notice is given by the Other Shareholder, the transaction of purchase and sale shall be completed within 60 Business Days of the expiry of the Offer Period.

     (e) If the Other Shareholder does not give Acceptance Notice in accordance with the provisions of Sub-Clause 5.4(d), the rights of the Other Shareholder, subject to the terms provided in this Clause 5.4, to purchase the Offer Shares shall cease and the Offeror may sell the Offer Shares to any Third Party within 30 (thirty) Business Days after the expiry of the Offer Period, for a price and at terms no more favourable to such Third Party than those set out in the Sale Notice. Provided, however that such Person(s) shall along with the deed of transfer execute a Deed of Adherence undertaking to adhere with the terms and conditions of this Agreement including the duties, obligations and responsibilities of the Offeror contained herein, prior to becoming a shareholder in the Company. The Shareholders agree that on the transfer of the Offer Shares to such Person(s), such Person(s) shall be subrogated in the position of the Offeror with respect to the Offer Shares. Provided that in the event the Offeror proposes to make a public offer under this Sub-clause 5.4(e), then the Government and SP shall cause such resolutions to be passed at the shareholders' meeting and Board meeting, as may be required for the such public offer, under applicable Law, including without limitation SEBI guidelines, listing conditions etc. Further, the SP and the Government shall cause the Company to comply with all SEBI guidelines, issue norms and listing guidelines and all relevant provisions under applicable Law.

     (f) If the Offer Shares are not sold within such 30 (thirty) Business Day period on such terms contained in the Sale Notice, the rights of the Other Shareholder pursuant to this Clause 5.4 shall again take effect with respect to any sale of Shares held by the Offeror, and so on from time to time.

     (g) Notwithstanding the provisions of Sub-Clause 5.4(e), the Other Shareholder shall be entitled to require proof that the purchase and sale of the Offer Shares was completed at a price and at terms no more favourable than those that would have been applicable had the Other Shareholder agreed to purchase the Offer Shares.

     (h) All Sale Notices, Acceptance Notices or any other notices given under this Clause shall be given concurrently to the Company.

     (i) Notwithstanding anything to the contrary in this Article 5, the Government, shall at any time and at its sole discretion, have the option of selling Shares from its shareholding in the Company, representing not more than 5% of the Share Capital of the Company existing as of date of this Agreement, to the employees of the Company ("EMPLOYEE SALE SHARES"). In the event that the Government exercises its option to sell part of its Shares to the employees, the employees shall be issued fresh share certificates for the Shares transferred to the employees, without the endorsement of the legend provided in Sub-Clause 5.3(b). The Shareholders agree that, upon the completion of transfer, the Shares transferred to the employees pursuant to this sub-clause (i) shall not be subject to any restrictions in this Agreement, whether by way of a voting arrangement or a right of first refusal.

     (j) Notwithstanding anything to the contrary contained in this Clause 5.4, upon the expiry of a period of 18 (eighteen) months from the Closing Date or the expiry of the Call Period in the event of exercise of call option by the SP under Clause 5.8, whichever is earlier, if the Government, as an Offeror proposes to make a sale of all or any of its Shares by a public offer under Sub-clause 5.4(e) the SP shall not have any rights as an "Other Shareholder" provided in this Clause 5.4.

5.5  INSOLVENCY OF STRATEGIC PARTNER

     (a) Subject to applicable Law, if an Event of Bankruptcy occurs in relation to the SP, the SP shall give notice of such Event of Bankruptcy ("INSOLVENCY OFFER NOTICE") to the Government within 15 (fifteen) Business Days of such Event of Bankruptcy, and the Government shall have the right to require the SP to sell all, but not less than all, of the Shares beneficially owned by the SP (the "SP'S SHARES") to the Government or its nominee at the Market Value of the SP's Shares.

     (b) Within 60 (sixty) Business Days of the Insolvency Offer Notice (for the purposes of this Clause the "INSOLVENCY OFFER PERIOD"), the Government may give to the SP, with a copy to the Company, a notice in writing exercising its right to purchase the SP's Shares under this Clause 5.5 (an "INSOLVENCY ACCEPTANCE NOTICE"). If the Insolvency Acceptance Notice is given by the Government, the transaction of purchase and sale shall be completed within 60 (sixty) Business Days of the expiry of the Insolvency Offer Period.

     (c) Upon the completion of the purchase of the SP's Shares by the Government pursuant to this Clause 5.5, the Government shall be constituted as successors in interest of the SP to the extent of the Shares held by the SP, and the Government shall be entitled to succeed to, and be transmitted as the successor shareholders on the register of members of the Company.

     (d) If an Event of Bankruptcy occurs in relation to the Principal the provisions of this Clause shall apply to the Shares held by the Shareholder which the Principal Controls, mutatis mutandis.

5.6  PERMITTED TRANSFERS

     (a) Notwithstanding anything contained in this Article 5, any shares of the SP held by the Principal, and Shares held by the SP, may be Transferred to a Person who is an Affiliate of the SP, provided that, in connection with any such Transfer (i) the transferee shall, through a Deed of Adherence, assume all rights and obligations of the transferor under this Agreement, and (ii) effective provision is made whereby the transferee and the transferor are bound, prior to the transferee ceasing to be an Affiliate of SP to effect the Transfer back to the SP, or the Principal, as the case may be, all (but not less than all) such Shares held by the transferee.

     (b) Notwithstanding the completion of any Transfer of Shares of the SP to a Person pursuant to this Clause 5.6. the SP and the Principal shall continue to be bound by all the obligations under this Agreement as the principal obligator.

5.7  CONSEQUENCES OF EVENT OF DEFAULT

     (a) If either of the SP or the Government commits an Event of Default (the "DEFAULTING PARTY") which, if capable of being remedied, is not remedied within 15 (Fifteen) days of receipt of notice of such Event of Default, the other Party (the "NON-DEFAULTING PARTY") shall have the right, exercisable at its sole discretion, at any time within 90 (ninety) days of the day it became aware of such Event of Default, to give notice (such notice being referred to in this Clause 5.7 as the "NOTICE") to the Defaulting Party containing an offer by the Non-Defaulting Party, at the option of the Non-Defaulting Party to either:

          (i) sell all or any of the Shares of the Company held by the Non-Defaulting Party to the Defaulting Party (such offer being referred to in this Clause 5.7 as an "OFFER TO SELL") at a price that is equivalent to 125% of the Market Value of such Shares

               Provided however, that in the event that the Defaulting Party is the SP and the event of breach committed by the SP is under the terms of Sub-clauses 6.1.2 (a), (b) and (c), Clause 6.1.3, Clause
               4.5 read with items 23 and/or 25 of Schedule 4.5 or this Article 5, the price at which the Government (the Non-Defaulting Party) may make the Offer to Sell shall be 150% of the Market Value of such Shares; or

          (ii) purchase, directly or indirectly through a designated nominee, all or any of the Shares of the Company held by the Defaulting Party (such offer being referred to in this Clause 5.7 as, an "OFFER TO PURCHASE") at a price that is equivalent to 75% of the Market Value of such Shares; Provided however, that in the event that the Defaulting Party is the SP and the event of breach committed by the SP is under the terms of Sub-clauses 6.1.2 (a),
               (b) and (c), Clause 6.1.3, Clause 4.5 read with items 23 and/or 25 of Schedule 4.5 or this Article 5, the price at which the Government (the Non-Defaulting Party) may make the Offer to Purchase shall be 50% of the Market Value of such Shares;

     (b) Within 30 (thirty) Business Days of the Notice being given containing the Offer to Sell or the Offer to Purchase, as the case may be, the Defaulting Party shall complete the transaction of the purchase and sale.

     (c) The Defaulting Party shall be liable for all costs and expenses (including reasonable legal fees) including, but not limited to, those that the Non-Defaulting Party or its nominee may incur to complete the transaction of sale and purchase pursuant to this Clause 5.7 and comply with the applicable rules and regulations of the SEBI, if applicable.

5.8  SP'S CALL OPTION

     (a) The Parties hereby agree that, upon the expiry of 6 (six) months from the Closing Date, and for a period of 12 (twelve) months thereafter, the SP shall have the option to issue a notice ("CALL NOTICE") to the Government, thereby requiring the Government to sell to the SP (the "SP CALL OPTION) within a period of 60 (sixty) days from the date of receipt of the Call Notice (the "CALL PERIOD") any or all the 7,99,50,657 (Seven Crores Ninety Nine Lacs Fifty Thousand Six Hundred Fifty Seven only) Shares representing 18.92% of the present Share Capital (the "CALLED SHARES"), and the Government in that event shall be under mandatory obligation to sell the Called Shares as aforesaid. Provided however that, if due to an increase in the Share Capital, the exercise of the SP Call Option would reduce the equity shareholding of the Government below 26% of the then existing Share Capital, then the Called Shares shall be reduced to such lesser number of shares that would reduce the equity shareholding of the Government only to but not below 26% of the then Share Capital.

     (b) The unit price for the sale and purchase of the Called Shares ("CALL PRICE") pursuant to this Clause 5.8 shall be the higher of:

          i)   Market Value of the Shares; or

          ii) The unit sale price (as provided in Clause 2.2 of the Share Purchase Agreement at which the SP has purchased the Purchase Shares pursuant to the Share Purchase Agreement), adjusted for bonus shares issued by the Company or stock split, if any.

     (c) Upon receiving a Call Notice from the SP, the Government shall not be entitled to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber the Called Shares during the Call Period. If the purchase, pursuant to the Call Notice is not completed by the SP within the Call Period, the Government shall be relieved of its obligations for all times thereafter, to sell the Called Shares specified in Clause 5.8 herein.

     (d) Upon the issuance of the Call Notice by the SP, the SP shall be under an obligation to complete the purchase of the Called Shares within the Call Period.

5.9  GOVERNMENT'S PUT OPTION

     (a) Upon the expiry of 30 (thirty) months from the Closing Date, if the Government continues to hold more than 26% of the then Share Capital, then, from the date of expiry of 30 (thirty) months from the Closing Date, for a period of 6 (six) months thereafter, the Government shall be entitled to issue a notice (the "GOVERNMENT PUT NOTICE") to the SP, requiring the SP to purchase from the Government (the "GOVERNMENT PUT OPTION") such number of Shares so that the Government continues to hold only 26% of the then Share Capital, ("GOVERNMENT PUT SHARES"). Provided that the Government Put Shares shall exclude such Shares of Employee Sale Shares that the Government may determine to sell to the employees of the Company under Sub-Clause 5.4(i), and all such lesser number of Shares shall be deemed to be the Government Put Shares for the purposes of this Sub- Clause 5.9(a).

     (b) In the event that the Government issues a Government Put Notice pursuant to Sub-Clause 5.9(a), the SP shall be under an obligation to buy the Government Put Shares within 30 (thirty) Business Days of the determination of the price for the sale and purchase of the Government Put Shares, in accordance with Sub-Clause 5.9(c) (the "GOVERNMENT PUT PRICE").

     (c)  The Government Put Price shall be the higher of:

          i)   Market Value of the Shares; or

          ii) The unit sale price (as provided in Clause 2.2 of the Share Purchase Agreement at which the SP has purchased the Purchase Shares pursuant to the Share Purchase Agreement), adjusted for bonus shares issued by the Company or stock split, if any.

     (d) Upon the issuance of the Government Put Notice by the Government to the SP, the Government shall not be entitled to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber the Government Put Shares till the expiry of the period specified in Sub-Clause 5.9(b).

     (e) Upon the issuance of the Government Put Notice by the Government, the SP shall be under an obligation to complete the purchase of the Government Put Shares within the period specified in Sub-Clause 5.9(b) and failure of the SP to purchase the Government Put Shares in accordance with this Clause 5.9 shall be deemed to be an Event of Default by the SP.

5.10 SP'S SECOND CALL OPTION

     (a) The Parties hereby agree that, upon the expiry of 5 (five) years from the Closing Date, the SP shall at any time thereafter, have the option to issue a notice ("SECOND CALL NOTICE") to the Government, thereby requiring the Government to sell to the SP (the "SP SECOND CALL OPTION) within a period of 60 (sixty) days from the date of receipt of the Second Call Notice (the "SECOND CALL PERIOD") all the shares, if any, then held by the Government in the Company (the "SECOND CALLED SHARES"), and the Government in that event shall be under mandatory obligation to sell the Second Called Shares as aforesaid.

     (b) The unit price for the sale and purchase of the Second Called Shares ("SECOND CALL PRICE") pursuant to this Clause 5.10 shall be the Fair Market Value of the Second Called Shares.

     (c) Upon receiving the Second Call Notice from the SP, the Government shall not be entitled to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber the Second Called Shares during the Second Call Period. If the purchase, pursuant to the Second Call Notice is not completed by the SP within the Second Call Period, the Government shall be relieved of its obligations for all times thereafter, to sell the Second Called Shares specified in Clause
          5.10 herein.

     (d) Upon the issuance of the Second Call Notice by the SP, the SP shall be under an obligation to complete the purchase of the Second Called Shares within the Second Call Period.

                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES

6.1  SP'S REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1.1 The SP represents and warrants to the Government that:

     (a) it has been duly incorporated or created and is validly subsisting and in good standing under the laws of the jurisdiction indicated in the preamble to this Agreement;

     (b) it has the corporate power and authority to enter into and perform its obligations under this Agreement:

     (c) this Agreement has been duly authorised, executed and delivered by it and constitutes a valid, binding and enforceable obligation enforceable against it in accordance with its terms;

     (d) neither the execution and delivery of this Agreement by the SP, nor the performance by the SP of its obligations hereunder nor compliance of the SP with the provisions hereof will violate, adversely affect, contravene or breach or create a default or accelerate any obligation under any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, ordinance, decree, writ, injunction or law .applicable to the SP.

     (e) there is no suit, action. litigation. Investigation, claim, complaint or proceeding in progress or pending or threatened against or relating to the SP, which, if determined adversely to the SP, could prevent the SP from fulfilling any or all of its obligations set out in this Agreement or arising from this Agreement, and the

          SP has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

6.1.2 THE SP COVENANTS WITH THE GOVERNMENT THAT

     (a) notwithstanding anything to the contrary in this Agreement, it shall not retrench any of the Employees of the Company for a period of 1
          (one) year from the Closing Date other than any dismissal or termination of Employees of the Company from their employment in accordance with the applicable staff regulations and standing orders of the Company or applicable Laws;

     (b) notwithstanding anything to the contrary in this Agreement, but subject to Sub-Clause (a) above, any restructuring of the labour force of the Company shall be implemented in the manner recommended by the Board and in accordance with all applicable Laws;

     (c) notwithstanding anything to the contrary in this Agreement, but subject to Sub-Clause (a) above, in the event of any reduction of the strength of the Company's Employees, the SP shall ensure that the Company offers its Employees an option to voluntarily retire on terms that are not, in any manner, less favourable than the Maximum Benefits, if any;

     (d) it shall exercise all the voting rights in respect of the Shares, directly or indirectly, held by it to ensure that all provisions of this Agreement, to the extent required, are incorporated in the Company's Articles of Association.

6.1.3 ADDITIONAL COVENANTS OF THE SP

     (a) The SP recognises that the Company has already procured certain clearances and approvals required to set up a 100,000 tonnes per annum
          (TPA) green field zinc smelter plant at Kapasan, Chittorgarh District, Rajasthan on the identified 422.10 hectare of land specified in the Government approval dated 8th February, 2001, (the "PROJECT"). The SP agrees that it shall take all steps to ensure that the Company implements the Project within 5 (five) years from the Closing Date.

     (b) The SP may, within a period of 1 (one) year from the Closing Date, review the feasibility of the Project and determine whether the Project is in the best economic interest of the Company.

     (c) In the event that the SP determines that the Project would not be in the best economic interests of the Company, such determination being supported by the report of an independent expert selected from among the entities listed in Schedule 6.1.3, the Board may in exercise of good faith and in its reasonable judgment confirm that in light of the then existing circumstances, it is not in the best economic interest of the Company to implement the Project in accordance with Sub-Clause 6.l.3(a).

     (d) In the event of confirmation by the Board in accordance with Sub-Clause 6.l.3(c), then notwithstanding anything to the contrary in Sub-Clause 6.l.3(a), the SP would not be construed in breach of its obligations under Sub-Clause 6.l.3(a).

6.2  GOVERNMENT'S REPRESENTATIONS AND WARRANTIES

     The Government represents and warrants to the SP that:

     (a) it has the power and authority to enter into and perform its obligations under this Agreement;

     (b) this Agreement has been duly authorised, executed and delivered by it and constitutes a valid, binding and enforceable obligation enforceable against it in accordance with its terms;

     (c) except as disclosed in the Disclosed Information or the Share Purchase Agreement, to the Knowledge of the Government, the Government is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law which would be violated, contravened breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and

     (d) it shall exercise all the voting rights in relation to the Shares held by it to ensure that all provisions of this Agreement, to the extent required, are incorporated in the Company's Articles of Association.

6.3  SURVIVAL OF REPRESENTATIONS

     All of the representations and warranties made in this Agreement shall survive and continue to be in effect for a period of 5 (five) years from the date of this Agreement (the "R & W CLAIM PERIOD) and upon the expiration of the applicable R&W Claim Period, the representations and warranties to which such R&W Claim Period relates to shall automatically expire without any action from the Parties hereto.

                                    ARTICLE 7

                       INDEMNIFICATION AND CONFIDENTIALITY

7.1  INDEMNIFICATION

     Each Shareholder agrees to indemnify, defend and hold harmless each of the Company, the other Shareholder, and their respective lawful successors and assigns from and against any and all losses, liabilities, claims, damages, costs and expenses including reasonable legal fees and disbursements in connection therewith and interest chargeable thereon (collectively, "CLAIMS") asserted against or incurred by the Company or such other Shareholder which arise out of, results from, or may be payable by virtue of any breach of any representation, warranty, covenant or agreement made or obligation required to be performed by the indemnifying Shareholder pursuant to this Agreement; provided, however, that in no event shall the indemnifying Shareholder be liable, under contract, tort, misrepresentation, warranty, negligence, strict liability or otherwise, for any special, indirect, incidental or consequential damages arising out of or in connection with this Agreement.

7.2  CONFIDENTIALITY

     (a) The SP, on its own behalf, and on behalf of its Affiliates, acknowledges that it has had (including prior to the date of this Agreement) access to the Company's confidential and proprietary information and trade secrets, including, without limitation, financial information and information relating to the Company's product, techniques and modes of merchandising, marketing techniques, manufacturing processes, procedures and know-how, and confidential information and trade secrets concerning the Company's customers, the disclosure of which would be detrimental to the Company and to the other Parties hereto ("CONFIDENTIAL INFORMATION"). The SP, on its own behalf and on behalf of its respective Affiliates, acknowledges and agrees that the right to maintain the confidentiality of the Confidential Information, and the right to preserve the goodwill of the Company, constitutes proprietary rights that the Company is entitled to protect. Accordingly, the SP shall not, and shall cause its Affiliates not to, for a period of 3 years from the date of disclosure of Confidential Information, disclose any of such Confidential Information or use the same for any purpose other than the legitimate business purposes of the Company.

     (b) The following information shall not be deemed to be Confidential Information to the extent:

          (i) such information becomes generally available to the public or is in or becomes a part of the public domain other than as a result of unauthorized disclosure by the SP or its Affiliates;

          (ii) such information can be shown by written documentation to have been received by the SP or its Affiliates on a non-confidential basis, prior to receipt from the Government or the Company, from a Third Party lawfully possessing and lawfully entitled to disclose such information;

          (iii) such information has been released or disclosed by requirements of applicable Law;

          (iv) such information has been requested by a court or administrative order, and the Government and the Company have been given prior written notice of such a request, and also given the opportunity to discuss the extent of disclosure required by such request with the SP or its Affiliate;

          (v) such information has been disclosed to the employees and auditors requiring the information for the purposes of this Agreement, or to legal consultants and professional consultants, subject to the execution of a confidentiality agreement by them; or

          (vi) such information has been released or disclosed after the prior written consent of the Government and the Company.

                                    ARTICLE 8

                                   GOOD FAITH

8.1 The SP confirms that it has, prior to the Closing, disclosed to the Government any activities or business that the SP, its Affiliates or its nominees are engaged in and that are in competition with the business of the Company.

8.2 In the event that the SP, its Affiliates or its nominees at any time after Closing, decided to undertake any activities or businesses that may be in competition with the business of the Company, whether existing or future, the SP shall be under an obligation to disclose such activity or business to the Government.

8.3 The SP agrees that, in the event that, at any time, the SP, its Affiliates or its nominees is engaged in any activities or businesses that may be or is in competition with the Company's business, both existing or future, then the SP, its Affiliates or its nominees shall always act in good faith and in a manner that the interests of the Company are not unfairly compromised.

                                    ARTICLE 9

                                  MISCELLANEOUS

9.1  ARBITRATION

     Any claims, questions, controversies or disputes which arises between the Parties to this Agreement concerning its construction or application, or the rights, duties or obligations of any Party hereunder, shall be referred to arbitration subject to the procedures set out in Schedule 9.1 of this Agreement.

9.2  APPLICATION OF THIS AGREEMENT "

     The terms of this Agreement shall apply mutatis mutandis to any Shares:

     (a) resulting from any conversion, reclassification, redesignation, subdivision or consolidation or other change of the Shares of the Company;

     (b) of the Company or any successor body corporate which may be received by the Shareholders as a result of any merger, amalgamation, arrangement or other reorganisation of or including the Company; and

     (c) prior to any such action being taken, the Parties shall give a consideration to any changes which may be required to this Agreement in order to give effect to the intent of this Clause.

9.3  FURTHER ASSURANCES

     The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

9.4  BENEFIT OF THE AGREEMENT

     This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties hereto. Irrespective of whether or not the Memorandum and Articles of Association of the Company fully incorporate the provisions hereof or any of them, the Government and the SP's rights and obligations shall be governed by this Agreement which shall prevail in the event of any ambiguity or inconsistency between the Articles of Association of the Company and the provisions of this Agreement.

9.5  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the Parties with respect to such subject matter. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory between the Parties other than those expressly set forth in this Agreement.

9.6  AMENDMENTS AND WAIVERS

     No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties to this Agreement. To the extent any such modification or amendment requires a corresponding modification or amendment to the Memorandum or the Articles of Association, the Parties shall use their best efforts in good faith to cause all such modifications or amendments to the Memorandum and/or the Articles of Association of the Company. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived,

9.7  ASSIGNMENT

     Except as may be expressly provided in this Agreement, none of the Parties to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of all of the other Parties.

9.8  TERMINATION

     This Agreement shall terminate upon:

     (a)  the written agreement of the SP and the Government; or

     (b)  the dissolution or bankruptcy of the Company; or

     (c) either the Government or the SP, ceasing to hold, directly or indirectly, the legal and beneficial ownership of at least 15% of the Share Capital. Provided that for the purposes of this Sub-Clause, the shareholding of any Person(s) who becomes a Party to this Agreement by virtue of Sub-Clauses 3.2(c) or 5,4 (e) shall be included in the shareholding of the Government or the SP, if the Government or the SP, as the case may be, has renounced its Rights under Sub-Clause 3.2(c) or transferred any Shares under Sub-Clause 5.4(e),

9.9  SURVIVAL

     a) Notwithstanding anything to the contrary in this Agreement, any termination pursuant to Clause 9.8 will not affect the effectiveness of Articles 1, 7 and 9.

     b) No termination of this Agreement or any agreement related hereto shall release any Party from any liability to any other Party which at the time of such termination has already occurred, nor affect in any way the survival of any right or obligation of any Party which is expressly stated elsewhere in this Agreement or in any agreement related hereto to survive the expiration or termination hereof.

9.10 SEVERABILITY

     If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue to be in full force and effect.

9.11 NOTICES

     Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (referred to in this section as a "NOTICE") to any Party shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by fax or other form of recorded communication tested prior to transmission to such Party:

     (a)  in the case of a notice to the Government, at:

          Attention: Joint Secretary to the Government of India,
                     Department of Mines
                     Ministry of Coal & Mines,
                     Room No. 322A, A-Wing,
                     Shastri Bhavan.
                     New Delhi- 1100001
          Fax:       (011) 3388487

     (b)  in the case of a notice to the SP, at:

          Attention: Director
                     Sterlite Opportunities & Ventures Limited
                     91-92, Maker Chambers III,
                     Nariman Point,
                     Mumbai- 400021
          Fax:       (022) 2836474 / 2048688

          Or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this Clause. Any notice personally delivered to the Party to whom it is addressed as provided in this Clause shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received in the manner provided for in this Clause, on the fifth Business Day next following the date of its mailing. Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

          The SP agrees that service of process upon the process agent shall constitute service upon such non-resident SP. Further, the appointment of the Process Agent, once made shall not be revoked without the prior written consent of the Government. Provided however that the Government agrees that it shall not withhold its consent to such revocation if a suitable substitute process agent is appointed.

9.12 NON-SOVEREIGN ACT

     The execution, delivery and performance by the Government of this Agreement and any other related agreements to which it is a party constitutes commercial acts done and performed for commercial purposes and do not constitute sovereign acts and the Government, saving and excepting the present and future assets and properties concerning the military of the Government or any diplomatic consular office, waives any and all rights of immunity that it or any of its assets may have or may acquire in future against the institution of any legal or arbitral proceedings and the enforcement of any judgment, settlement or arbitral award.

9.13 GOVERNING LAW AND JURISDICTION

     This Agreement shall be governed and interpreted by and construed in accordance with the Laws of India, without giving effect to the principles of conflict of Laws there under in Private International Law and subject to the arbitration provided for in Clause 9.1, the Courts at New Delhi, India shall have exclusive jurisdiction over all matters arising out of or relating to this Agreement.

9.14 COUNTERPARTS

     This Agreement may be executed by the Parties in separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be duly executed by their duly authorised representatives on the date and year first hereinabove written.

For and in the name of the              Witnessed by:
PRESIDENT OF INDIA
Signed by Shri S.P. Gupta

/s/  Shr S.P. Gupta                     /s/  Shri Hem Pande
-------------------------------------   ---------------------------------------------
Designation: Joint Secretary,           Name: Shri Hem Pande
Ministry of Coal and Mines,             Address: Director, Ministry of Coal and Mines
Department of Mines, Government of      314-D, Shashtri Bhawan,
India                                   New Delhi 110 001


For and in the name of the              Witnessed by:
STERLITE OPPORTUNITES AND VENTURES
LIMITED
Signed by Shri Tarun Jain               /s/  Shri Sandeep Gokhale
                                        ---------------------------------------------
                                        Name: Shri Sandeep Gokhale
/s/ Shri Tarun Jain                     Address: Dhanraj Mahal, 5th floor
-------------------------------------   CSM Marg, Apollo Bunder Colaba,
Authorised by resolution of the board   Mumbai- 400 039
of directors of
dated: March 13, 2002
Designation:
             ------------------------

                                  SCHEDULE 1.1

                                    VALUATION

(A)  VALUATION PROCEDURE

     Upon the provisions of this Schedule becoming applicable (but subject to sub-clause (b)), the non-defaulting party /selling Party (if not a Defaulting Party) shall, unless otherwise agreed to between the Parties, appoint an independent valuer of international repute from among the entities mentioned in sub-Clause (c) of this Schedule to determine the Market Value/Fair Market Value of the relevant Shares as at the date of the notice by either Party, for the sale or purchase of all or any Shares by the other Party, that requires the determination of Market Value/Fair Market Value under the terms of this Agreement.

     In determining the Market Value/Fair Market Value of the relevant Shares, the independent valuer shall take into account various factors, including, but not limited to the following:

     i)   Discounted cash flow principles;

     ii)  Commonly used valuation multiples of comparable transactions;

     iii) trading multiples for comparable companies and applying those to the Company;

     iv)  the SEBI guidelines and principles of valuation, if applicable;

     v) whether such Shares which are subject to the transaction of purchase and sale constitute a minority block or a majority block of all of the issued and outstanding Shares;

     vi) whether such Shares have any contractual rights with respect to the Company attached to them and appropriate discount or premium shall be applied to its valuation on the basis thereof;

     vii) discounting principles, if the selling party is insolvent, for assuming any restriction and obligations attached to the Shares;

     viii) In the event that the Fair Market Value is to be determined while the Company continues to be listed on the stock exchange(s), the independent valuer shall also take into account the quoted price of the Shares at such stock exchange(s) while determining the Fair Market Value.

     The valuation arrived at by the independent valuer, made as an expert and not as an umpire or arbitrator, shall be final and binding on the parties and no appeal shall lie from such valuation.

(B)  COSTS OF VALUATION

     All cost and expenses relating to the determination of the Market Value/Fair Market Value of any Shares pursuant to this Schedule shall be, unless otherwise expressly provided, shared equally among the sellers and purchasers in the subject transaction. Provided that if the sale or purchase of Shares under this Agreement is pursuant to a breach by either Party, then the Defaulting Party shall bear the entire cost and expenses relating to the determination of the Market Value/Fair Market Value of any Shares pursuant to this Schedule.

(c) Each Party agrees that subject to the principles of conflict avoidance, the following entities and their successor entities are acceptable to the Party as the independent valuer to be appointed pursuant to sub Clause (a) of this Schedule 1.1.

     1.   Deloitte Haskins & Sells

     2.   KPMG Peat Marwick

     3.   Ernst & Young

     4.   Price Waterhouse Coopers

     5.   A. F. Ferguson & Co

(d)  The Parties agree that the list of entities in sub-Clause (c) of this
     Schedule 1.1. shall be subject to such additions and modifications as the Parties may mutually decide from time to time.

                                  SCHEDULE 1.2

                  DETAILS OF LATEST VOLUNTARY RETIREMENT SCHEME

                   APPROVED FOR IMPLEMENTATION BY THE COMPANY

                             HINDUSTAN ZINC LIMITED

                          (A Govt. of India Enterprise)

                         Yashad Bhawan, Udaipur-313 004

No.Pers/E/5(40)/                                            29th September, 2001

                                    CIRCULAR

                        SUB: VOLUNTARY RETIREMENT SCHEME

1. It has been decided to introduce Voluntary retirement Scheme (VRS), as notified by BPE vide OM No 2(32)/97-DPE (WC) dated 5th May, 2000, in Executive Cadre from Junior Executives to Manager level (E-O to E-3) in all disciplines. Management may also consider the applications of Executive(s) in higher grades i.e. upto General Manager level (E-7).

2. The terms and conditions governing the Voluntary Retirement Scheme will be as under: -

     a) An employee who has completed 10 years of service or completed 40 years of age may seek voluntary retirement by a written request.

     b) The Management will have the right not to grant voluntary retirement to any Executive(s) of any grade and/or any discipline as per Company's requirement, for reasons to be recorded in writing.

     c) The terminal payments available to an employee who seeks voluntary retirement would be-

          i) Balance in his Provident Fund Account, payable as per the CPF regulation.

          ii) Cash equivalent of accumulated Earned Leave and Sick Leave as per rules of the Company.

          iii) Gratuity as per Gratuity Act or the Gratuity Scheme applicable to the employee.

          iv) Salary towards notice period as per terms of appointment, if no notice is served by the Company. However, notice period, wherever attracted, will be counted from the date of application of an Executive seeking Voluntary Retirement.

     In addition, an employee, whose request for Voluntary Retirement is accepted would also be entitled to an ex-gratia payment equivalent to 60 days (two months) salary (Basic Pay + DA) for each completed year of service or the monthly salary (Basic Pay + DA) at the time of retirement multiplied by the balance months of service left before normal date of retirement, whichever is less.

     d) Salary for the purpose of VRS shall consist of Basic Pay & DA only. Allowances such as Underground Allowance, Non-Practicing Allowance etc. and Personal Pay, if any, shall not be taken into account for computation of Ex-gratia amount under VRS.

     e) Actual fare for Self and Dependent family members as per entitlement, from the place of duty to the Executive's Home Town or the place (anywhere in India) where he intends to settle down, whichever is less.

     f) Cost of transportation of household effects to the place where the Executive intends to settle down on production of money receipt, as per provisions of the TA Rules.

     g)   Disturbance Allowance as per provisions of TA Rules.

     h)   The deduction of Income Tax, wherever applicable, shall be leviable.

3. Period of Apprenticeship/Probation/Training undergone as Apprentice/Probationer Engineer/Management Trainee under Company's training Scheme, if any, prior to absorption in regular grade of an Executive will be considered for reckoning the length of service.

4. An Executive who has joined Hindustan Zinc Limited on contractual service for a limited period or on deputation shall not be eligible for Voluntary Retirement.

5. While releasing Executives on Voluntary Retirement, procedure being followed in case of normal superannuation shall be followed.

6. An Executive retired voluntarily from the services of Hindustan Zinc Limited shall not be entitled to re-employment in the Company. The Competent Authority for accepting the option of voluntary retirement shall be Chairman-Managing Director.

Executives desirous to opt for the above Scheme may give their option in the enclosed prescribed proforma (Annexure-A).

The options have to be exercised by 15th October, 2001 by the concerned Executives. The options so exercised may be forwarded on a weekly basis to Sr. Manager (Personnel), Executive Cell, Head Office for needful.

This supercedes Voluntary Retirement Schemes introduced from time to time in respect of Executives.


                                        ----------------------------------------
                                        (S.N. Prasad)
                                        Executive Director (P&A).

Encl.: As above.

Distribution:

1) All Unit Heads
2) All Unit Pers. Heads
3) All Unit Fin. Heads
4) All Liaison/Sales Offices
5) All HODs, HO

Cc to: 1) AED (MO)/AED (SO)
2) GM (P&A)
3) SM (Pers.), Exe. Cell
4) Secy. to CMD
5) PS to Directors/EDs/AEDs

                                                                      Annexure A

                      APPLICATION FOR VOLUNTARY RETIREMENT

To
The Competent Authority,
Hindustan Zinc Limited,
Yashad Bhawan,
UDAIPUR.                    Through -Proper Channel.

1.   Full Name (In block letters)      : _______________________________________

2.   Employee No.                      : _______________________________________

3.   Designation                       : _______________________________________

4.   Department                        : _______________________________________

5.   Basic Pay                         : _______________________________________

6.   Pay Scale                         : _______________________________________

7.   Date of Appointment in the        : _______________________________________
     Company

8.   Date of Birth                     : _______________________________________

9.   Date of normal superannuation/    : _______________________________________
     retirement.

10.  State reason(s) why Voluntary     : _______________________________________
     Retirement is required (supporting
     documents, if any, may also         _______________________________________
     be enclosed).
                                         _______________________________________

11.  Declared Home Town                : _______________________________________

12.  Where you intend to settle down   : _______________________________________
     after retirement, giving detailed
     address.                            _______________________________________

                                         _______________________________________

13.  Details of dependent family       :
     members

SI.                                                   Relationship with
No.:                  Name                    Age       the Executive
----                  ----                    ---     -----------------
1
2
3
4
5
6

                                  DECLARATATION

A.   I, ______________________________________________________________________
     son of Shri ________________________________________________ Emp. No.
     _____________ presently working as ___________________________ at Unit
     ______________________________________ solemnly declare that the contents of para-1 to 13 are true to my knowledge and belief and nothing has been concealed.

B. I further declare that I have read/understood various provisions of the Voluntary Retirement Scheme of this Company and am submitting this application for Voluntary Retirement due to reasons indicated at para-10 above. This application is submitted without any pressure or coercion.


Place:                                  Signature
                                                  ------------------------------
Date:                                   Name
                                             -----------------------------------

1st Witness                             2nd Witness


Signature                               Signature
          ---------------------------              -----------------------------
Name                                    Name
     --------------------------------        -----------------------------------
Address                                 Address
        -----------------------------           --------------------------------

The details of entries from SI. No. 1 to 13 have been checked and found correct as per the records available with the Personnel Department. It is also certified that no Vigilance/Department enquiry is pending or contemplated to be initiated against the Executive.


                                        ----------------------------------------
                                        Signature of the Unit. Per. Head

                                        Name:
                                              ----------------------------------
                                        Designation:
                                                     ---------------------------

Place:
       ------------------------------
Date:
      -------------------------------

                             HINDUSTAN ZINC LIMITED
                           VOLUNTARY RETIREMENT SCHEME

1.0  OBJECTIVE

     (i)  To achieve optimum manpower utilisation

     (ii) To improve the average age mix of the employees

     (iii) To improve the overall skill level.

2.0  SCOPE

     The Scheme shall apply to all regular/permanent workmen of the Company.

3.0  DEFINITIONS

3.1 These rules shall be known as 'Rules for Voluntary Retirement Scheme of HZL'.

3.2 The "COMPANY" means Hindustan Zinc Limited and its units located in Rajasthan, Bihar, Andhra Pradesh, Orissa and Offices in different parts of the country having Registered Office at Yashad Bhawan, Udaipur (Rajasthan).

3.3 The "COMPETENT AUTHORITY" means Officer(s) to whom powers have been delegated in this regard as per Clause-5 of these rules.

3.4  The "WORKMAN" means regular/permanent employee in workmen cadre.

3.5 The "SALARY" for the purpose of Voluntary Retirement Scheme (VRS) shall consist of Basic Pay and Dearness Allowance only. Allowances like Underground Allowance, Crushing Allowance, etc. and Personal Pay, if any, shall not be taken into account for computation of Ex-gratia amount under VRS.

3.6 The "CONTINUOUS SERVICE" means uninterrupted service, including service which may be interrupted on account of sickness, accident, leave, lay off, strike which is not illegal or a lock out or cessation of work not due to any fault of the workmen concerned.

     (i) A workman shall be deemed to have completed one year's continuous service if during a period of 12 calendar months preceding the date with reference to which calculation is to be made has actually worked in Company for not less than 190 days in case of underground workmen and 240 days in any other case.

     (ii) A workman shall be deemed to have completed six months continuous service if during the period of six calendar months preceding the date with reference to which calculation is to be made, has actually worked in Company for not less than 95 days in case of underground workmen and 120 days in any other case.

4.0  ELIGIBILITY

4.1 A workman who has completed 10 years of service in the Company or completed 40 years' of age.

4.2 Period of training undergone as Trainee under Company's Training Scheme prior to absorption in regular grades OR training period on Trial/Probation before consideration in regular grades of workmen cadre will be considered for reckoning the length of service.

4.3 The workmen who have joined HZL on contractual service for a limited period OR on deputation shall not be covered under these rules.

4.4 Acceptance of any application for Voluntary Retirement under the Scheme will be at the sole discretion and option of the Competent Authority.

5.0  COMPETENT AUTHORITY

5.1  The Competent Authority for voluntary retirement shall be as follows:

     1)   Director (Mining Operations) - Workmen working in Mining Units

     2)   Director (Smelting Operations) - Workmen working in Smelting Units

     3)   Executive Director (P&A) - Workmen not covered under 1) & 2) above.

5.2 The Authorities mentioned in 5.1 will be competent to accept or reject an application for voluntary retirement under the Scheme.

6.0  APPLICATION FOR VOLUNTARY RETIREMENT

     A workman, who is eligible under these rules, may offer consent for voluntary retirement in the prescribed application formal as at Annexure-A.

7.0  MONETARY BENEFITS UNDER THE SCHEME

     If the application from workman, giving consent for Voluntary Retirement is accepted by the Competent Authority, following benefits shall be admissible:

7.1 Salary for notice period of one month as per terms of appointment if no notice is served by the Company.

7.2 Leave Salary for un-availed earned leave calculated on pro-rata basis up to the date of Voluntary Retirement. Earned Leave thus calculated shall, however, not exceed the maximum limit of leave accumulation as per Leave Rules applicable to the concerned workmen.

7.3 Full Provident fund contribution of the employer with accretions thereto in the account of workmen subject to the provisions of the Provident Fund Rules applicable to the concerned workmen.

7.4 Gratuity for each completed year of service or part thereof in excess of six months' as admissible under the Gratuity Act/Rules applicable to the concerned workmen.

7.5 Ex-gratia payment @ 60 days' salary (Basic + DA) of last pay drawn for each completed year of service or the monthly salary (Basic + DA) at the time of retirement multiplied by the balance months of service left before normal date of retirement, whichever is less.

7.6 Actual fare for self and family members for the class of Rail to which the concerned workman is entitled from the place of duty to workman's home town or anywhere in India where the workman intends to settle, whichever is less.

7.7 Cost of transportation of household effects to the place where the workman intends to settle on production of money receipt as per provision of the T.A. Rules.

7.8  Disturbance Allowance as per provisions of the T.A. Rules.

7.9  The deductions of Income Tax, wherever applicable. shall be leviable.

8.0  PROCEDURE

8.1 An eligible workman may submit an application on prescribed format, giving consent for voluntary retirement under these rules to Competent Authority for consideration through proper channel.

8.2 The Competent Authority will ensure compliance of above rules before accepting request for voluntary retirement. He shall also ensure from records that no vigilance/departmental enquiry is pending against workman and shall decide as per the subsisting settlement/rules.

8.3 The Head of the Unit, on receipt of application, shall send the same to Head Office along with his comments after verification of various entries indicated by the workman, by the Unit Personnel Head.

8.4 Normal procedure being followed in case of retiring workmen shall also be strictly followed under these rules.

8.5 On acceptance of the application by the Competent Authority, formal Office Order shall be issued by the Unit Personnel Head accepting the voluntary retirement indicating therein the date of retirement.

8.6 The workman thus voluntarily retired shall be given all due payment within a month from the date of the issue of Office Order.

8.7. A workman retired voluntarily from the service of HZL shall not be entitled to re-employment in HZL. A notice to this effect shall be endorsed to all Unit Personnel Heads on acceptance of application of voluntary retirement.

9.0  GENERAL

9.1 This Voluntary Retirement Scheme supercedes the earlier Scheme and clarifications issued thereon by the Corporate Personnel Department.

9.2 The Company reserves the right to modify, amend and cancel any time any of these rules or entire rules.

9.3 The interpretation of these rules given by the Company shall be final and binding on every workman.

                                  *************

                                                                      Annexure A

                      APPLICATION FOR VOLUNTARY RETIREMENT

To

The Competent Authority
Hindustan Zinc Limited
Yashad Bhawan, Udaipur.
                                        Through: Proper Channel

1.  Full Name (in block letters)                : ______________________________

2.  Employee No.                                : ______________________________

3.  Designation                                 : ______________________________

4.  Department                                  : ______________________________

5.  Basic Pay                                   : ______________________________

6.  Pay Scale                                   : ______________________________

7.  Date of appointment in the Co.              : ______________________________

8.  Date of Birth                               : ______________________________

9.  Date of normal superannuation/retirement    : ______________________________

10. Age on the date of giving this application  : ______________________________

11. State reason(s) why Voluntary Retirement is : ______________________________ required (supporting documents, if any, may
    also be enclosed).                            ______________________________

                                                  ______________________________

12. Declared Home Town                          : ______________________________

13. Where you intend to settle down after       : ______________________________
    retirement giving detailed address
                                                  ______________________________

14. Details of dependent family members         :

SI. No.:                Name                Age   Relationship with the workman
--------                ----                ---   -----------------------------
1
2
3
4
5
6

                                  DECLARATATION

A.   I, _______________________________________________ son of Shri ___________
     _________________________________ E. No. _____________, presently working as __________________ at Department ________________________ solemnly declare that the contents of Para-1 to 14 are true to my knowledge and belief and nothing has been concealed.

B. I further declare that I have read/understood various provisions of the voluntary retirement scheme of this Company and submitting this application for voluntary retirement due to reasons indicated at Para-11 above.

     This application is submitted without any pressure or coercion.


                                          Signature
                                                    ----------------------------
                                          Name
                                               ---------------------------------


Place:
       -------------------------------
Date:
      --------------------------------


1st Witness:                              2nd Witness:


Signature:                                Signature:
           ---------------------------               ---------------------------
Name:                                     Name:
      --------------------------------          --------------------------------
Address:                                  Address:
         -----------------------------             -----------------------------

The details of entries from SI. No. 1 to 14 have been checked and found correct as per the records available with the Personnel Department. It is also certified that no Vigilance/Departmental enquiry is pending or to be initiated against the workman.


                                        ----------------------------------------
                                        Signature of the Personnel Head

                                        Name:
                                              ----------------------------------
                                        Designation:
                                                     ---------------------------

Place:
       -------------------------------
Date:
      --------------------------------

                                  SCHEDULE 4.5

                        MATTERS REQUIRING SPECIAL CONSENT

1.   Alteration of provisions of the Articles of Association.

2.   Commencement of any new line of business.

3.   Change of the name of the Company.

4. Issue of any Shares, in any manner whatsoever, prior to the expiry of two years from the Closing Date.

5. Issue of further Shares without pre-emptive rights to members or convert loans or debentures into Shares.

6. Issue of any Shares, or any other instrument, including without limitation, preference shares, debentures, warrants, which would amount to a Proposal for Dilution as provided in Clause 3.3.

7. Any issue by way of a rights issue, at a discount to the Market Value of the Shares.

8. Determination that any portion of the Share Capital not already called up shall not be called up except in the event of, and for the purpose of, winding up the Company.

9.   Reduction of the Share Capital.

10.  Approval of variation of rights of special classes of Shares.

11. Removal of the registered office of the Company outside the local limits of the state, town, or village in which it is situated.

12 Keeping registers and returns at any other place than within city, town or village in which the registered office of the Company is situated.

13. Authorisation of the payment of interest on the paid-up amount of the Share Capital raised for the purpose of defraying the expenses of construction of any work or building or the provisions of any plant that cannot be made profitable for a lengthy period.

14. Consent to a Director or his relative or partner or firm or private company holding an office or place of profit, except that of Managing Director, manager, banker, or trustee for debenture-holders of the Company for entering into any agreement with the Company.

15.  Appointment of sole selling or buying or purchasing agent.

16. Making of loans or provision of guarantees or security to other companies under the same management.

17.  Application to a Court to wind-up the Company.

18.  Winding up the Company voluntarily.

19. Binding of the Company by a scheme of arrangement made under Section 517 of the Act.

20. For various other matters pertaining to the winding up of the Company under Sections 433(a), 494(1)(b), 507, 512(1), 546(1)(b), 550(1)(b) of the Act.

21. Any buy-back by the Company under the provisions of section 77A of the Act.

22. The granting of any security or creation of any encumbrances on the assets of the Company or guaranteeing the debts of any Person which in aggregate exceeds 50% of the book value of Company's net fixed assets as per the latest audited financial statements of the Company, but excluding those necessary to secure operating lines of credit/working capital requirements of the Company with institutional investors, multilateral agencies, scheduled banks and financial institutions.

23. Any one or a series of transactions, which causes a sale, lease, exchange or disposition of fixed assets of the Company or its subsidiary having an aggregate value exceeding 10% of the total value of the net fixed assets of the Company as specified in the latest audited financial statement of the Company. For the avoidance of doubt it is clarified that for the purposes of this Clause, any sale, lease, exchange or disposition of fixed assets after the Closing Date shall be included in determining whether the aggregate value of 10% has been exceeded. Further, nothing in this Clause shall be construed as approval to permit one or a series of transactions, year to year, that disposes or has the effect of disposing off the fixed assets of the Company or its subsidiaries upto the rate of 10% of the total value of the net fixed assets of the Company as specified in the latest audited financial statement of the Company, annually, in an attempt to dispose off the fixed assets of the Company.

24. The making, directly or indirectly, of loans or advances, in any one or a series of transactions, in excess of Rs. 200 million to any Person in the course of one calendar year.

25. Any transfer, sale, lease, exchange or disposition of any mining leases of the Company granted to the Company under the Mines and Minerals (Development and Regulation) Act, 1957 and the rules made thereunder.

26. Vesting or delegation of such powers to the Managing Director or the Chief Executive Officer or officer of equivalent position in the Company that are in excess of the powers and authority of the Managing Director as specified in Clause 4.7.

27.  Any commitment or agreement to do any of the foregoing.

                                 SCHEDULE 6.1.3

                           LIST OF INDEPENDENT EXPERTS

1.   Brook Hunt Woborn House, 45 High Street, Addlestone, Surrey, England

2.   CRU International Ltd., 3l Mount Pleasant, London, United Kingdom

3. International Mining Consultants Limited, Huthwaite, Sutton-in Ashfiled, Nottinghamshire, United Kingdom

4.   Kvaerner Davy, Ashmor House, Stockton-on-Tees, Cleaveland, England

5.   AME Mineral Economics, Sydney, NSW 1044, Australia

                                  SCHEDULE 9.1

                              ARBITRATION PROCEDURE

(A)  DISPUTE RESOLUTION

     Any and all claims, disputes, questions or controversies involving the Parties or any two or more of them and arising out of or in connection with this Agreement, or the execution, interpretation, validity, performance, breach or termination hereof (including, without limitation, the provisions of this Schedule 9.1 (collectively, "DISPUTES") which cannot be finally resolved by such Parties within sixty (60) calendar days of the arising of a Dispute by amicably negotiation and conciliation shall first be submitted for settlement by informal mediation to a panel consisting of one nominee of each of such disputing Party, as applicable. If any such panel, negotiating in good faith, is unable to resolve and settle the Dispute within sixty (60) calendar days after the Dispute is first submitted to it, then any Party shall be entitled to cause the Dispute to be submitted for arbitration pursuant to the terms of Clause (b) of Schedule 9.1 hereof.

(B)  ARBITRATION

     Any Dispute which is not settled after an attempt by the Parties to the Dispute at amicable negotiations and conciliation under Clause (a) hereof, shall be resolved by final and binding arbitration held in New Delhi in accordance with the provision of the Arbitration and Conciliation Act, 1996, (of India) as amended (the "ARBITRATION ACT").

     The Disputes shall be referred to a sole arbitrator if the Parties agree upon a sole arbitrator, and failing such agreement, to three arbitrators, one to be appointed by the Government, the other to be appointed by the SP and the third to be jointly appointed by the two arbitrators appointed by the Parties. Provided however that in the event that any Third Party that becomes a Party to this Agreement (whether by transfer of Shares by the Government or the SP to such Third Party or by the renouncing of Rights issue by the Government or the SP in favour of such Third Party) is a party to the Dispute, then such Third Party shall appoint one of the arbitrators instead of the Party that is the transferor of the Shares to or the Renouncing Shareholder in favour of such Third Party.

     In connection with the arbitration proceedings, the parties to the Dispute hereby agree to cooperate in good faith with each other and the arbitral tribunal, and to use their respective best efforts to respond promptly to any reasonable discovery demand made by such party and the arbitral tribunal.

     Except as otherwise required by Law or any applicable stock exchange rules and regulations, the arbitral proceedings and the arbitral award (the "AWARD") shall not be made public without the joint consent of the parties to the Dispute and each such party shall maintain the confidentiality of such proceedings or the Award, unless otherwise permitted by the other such party in writing. Each party to the Dispute shall respectively bear its own costs, unless otherwise awarded by the arbitral tribunal. Unless the Award provides for non-monetary remedies, any such Award shall be made and shall be promptly payable, net of any tax or other deduction.

     All notices and other communications by one party to the Dispute to the other or by the arbitral tribunal to any of such parties in connection with the arbitration hereunder shall be in accordance with the provisions of Clause 9.11 of the Agreement.

     Each of the Parties expressly understands and agrees that the Award shall be the sole, exclusive, final and binding remedy between them regarding any and all Disputes presented to the arbitral tribunal. Application shall be made to any court with jurisdiction over the party (or its assets) against whom the Award is rendered for a judicial acceptance of the Award and an order of enforcement.

     In the event one of the parties to the dispute is a Person subject to a foreign jurisdiction, then, the Parties agree that any arbitration pursuant to this Agreement shall be deemed to be an "International Commercial Arbitration" for the purposes of the Arbitration Act and the Award pronounced shall be treated as a New York Convention award for the purposes of international acceptance and enforceability.

(C)  CONTINUING OBLIGATIONS

     Neither the existence of any Dispute nor the fact that any arbitration is pending hereunder shall relieve any of the Parties of their respective obligations under this Agreement. The pendency of Dispute in any arbitration proceeding shall not affect the performance of the obligations under this Agreement.